SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2002

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345-B Nowlin Lane, Chattanooga, Tennessee	37421
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code (423) 510-7010

Item 5. Other Events.

On May 14, 2002, The Dixie Group, Inc. entered into a senior revolving credit and term loan facility to replace its 1998 senior credit facility and its accounts receivable securitization program. The new credit facility provides revolving credit of up to $110 million through a five-year commitment period and a $40 million term loan. Borrowing availability under the facility is determined by a formula based on the level of the Company's accounts receivable and inventory. On May 14, 2002, the unused borrowing capacity under the new credit facility was approximately $22 million.

The term loan is payable in quarterly installments of $1,429 beginning August 1, 2002 and due in May 2007. Interest rates available under the facility may be selected from a number of options that effectively allow for borrowing at rates ranging from the lender's prime rate to the lender's prime rate plus 1.0% for Base Rate loans, or at rates ranging from LIBOR plus 2.25% to LIBOR plus 3.5% for LIBOR Rate loans. Commitment fees, ranging from .375% to .50% per annum are payable on the average daily unused balance of the revolving credit facility.

The credit agreement provides the lender with a security interest in substantially all of the Company's assets, contains financial covenants relating to fixed charges, debt, net worth, limits future acquisitions or capital expenditures, and does not permit the payment of dividends.

Item 7. Exhibits.

    Exhibits.

(4.1)

Loan and Security Agreement and Forms of Notes dated May 14, 2002 by and among The Dixie Group, Inc. and Fleet Capital Corporation, as "Agent", General Electric Capital Corporation, as "Documentation Agent", and Congress Financial Corporation (Southern), as "Co-Agent".

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 17, 2002	THE DIXIE GROUP, INC.
By: /s/ Gary A. Harmon Gary A. Harmon Chief Financial Officer